AMC NETWORKS INC. REPORTS FIRST QUARTER 2019 RESULTS

•	Revenues increased 5.9% to $784 million

•	Operating income of $245 million; Adjusted Operating Income[1] increased 8.8% to $293 million

•	Diluted EPS of $2.48; Adjusted EPS[1] of $2.64

•	Cash Provided by Operating Activities of $172 million; Free Cash Flow[1] increased 39% to $144 million

New York, NY - May 1, 2019: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the first quarter ended March 31, 2019.

“AMC Networks had a strong start to the year and our results have put us on track to achieve our full-year targets,” said Josh Sapan, AMC Networks President and Chief Executive Officer. “With our focused, well-priced and desirable collection of assets, we occupy a differentiated space in the media landscape.  We continue to create distinctive content that ignites broad cultural conversation, including Killing Eve and The Walking Dead, some of today’s most enduring IP on any screen, anywhere.  We recently greenlit a third Walking Dead original series with more incarnations to come.”

First quarter net revenues increased 5.9%, or $43 million, to $784 million over the first quarter of 2018. The increase in net revenues reflected a 2.7% decline at National Networks and 53.6% growth at International and Other. Operating income was $245 million, an increase of 4.8%, or $11 million, versus the prior year period. The increase reflected 0.7% growth in operating income at National Networks and a decrease of $3 million in operating loss at International and Other. Adjusted Operating Income1 was $293 million, an increase of 8.8%, or $24 million, versus the prior year period. Results reflected a 2.1% increase at National Networks and an increase of $12 million at International and Other. As discussed in the “Other Matters” section of the release, results include the impact of the acquisitions of RLJ Entertainment (“RLJE”) and Levity Entertainment Group (“Levity”).

First quarter net income was $143 million ($2.48 per diluted share), compared with $157 million ($2.54 per diluted share) in the first quarter of 2018. EPS primarily reflected the increase in operating income as well as a decrease in diluted shares more than offset by a decrease in miscellaneous, net. Miscellaneous, net primarily reflected the partial write-down of certain minority investments and the absence of gains in the prior year period related to RLJE. First quarter Adjusted EPS1 was $152 million ($2.64 per diluted share), compared with $163 million ($2.65 per diluted share) in the first quarter of 2018. Adjusted EPS primarily reflected an increase in adjusted operating income as well as a decrease in diluted share more than offset by a decrease in miscellaneous, net.

1.
See page 4 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

For the three months ended March 31, 2019, net cash provided by operating activities was $172 million, an increase of $55 million versus the prior year period. The increase was primarily the result of an increase in adjusted operating income and a decrease in working capital. Free Cash Flow2 for the three months ended March 31, 2019 was $144 million, an increase of $40 million versus the prior year period. The increase primarily reflects the increase in net cash provided by operating activities partially offset by an increase in capital expenditures and distributions to noncontrolling interests.

Segment Results
(dollars in thousands)

	Three Months Ended March 31,
	2019	2018	Change
Net Revenues:
National Networks	$616,118	$633,028	(2.7)%
International and Other	171,088	111,390	53.6%
Inter-segment eliminations	(2,985)	(3,595)	n/m
Total Net Revenues	$784,221	$740,823	5.9%

Operating Income (Loss):
National Networks	$251,502	$249,852	0.7%
International and Other	(13,748)	(16,814)	18.2%
Inter-segment eliminations	7,109	617	n/m
Total Operating Income (Loss)	$244,863	$233,655	4.8%

Adjusted Operating Income (Loss):
National Networks	$276,686	$270,874	2.1%
International and Other	9,941	(2,163)	n/m
Inter-segment eliminations	6,413	617	n/m
Total Adjusted Operating Income (Loss)	$293,040	$269,328	8.8%

National Networks

National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business.

National Networks revenues for the first quarter 2019 decreased 2.7% to $616 million, operating income increased 0.7% to $252 million, and adjusted operating income increased 2.1% to $277 million, all compared to the prior year period.

First quarter revenues reflected a 5.9% increase in advertising revenues to $239 million. The increase in advertising revenues primarily related to higher pricing as well as the timing of the airing of original programming partially offset by lower delivery. Distribution revenues decreased 7.4% to $377 million. The decrease in distribution revenues was primarily attributable to a decrease in content licensing revenues partially offset by an increase in subscription revenues.

First quarter operating income and adjusted operating income reflected the decrease in revenues offset by a decrease in operating expenses. The decrease in operating expenses was primarily attributable to lower programming and marketing expenses due principally to the timing and mix of content.

2.	See page 4 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Free Cash Flow.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; Levity Entertainment Group, the Company’s production services and comedy venues business; RLJ Entertainment, a content distribution company that also includes the subscription streaming services Acorn TV and Urban Movie Channel; and the Company’s wholly-owned subscription streaming services, Shudder and Sundance Now.

International and Other revenues for the first quarter of 2019 increased 53.6% to $171 million, operating loss decreased $3 million to a loss of $14 million, and adjusted operating income increased $12 million to $10 million, all compared to the prior year period.

First quarter growth in revenues primarily reflected $43 million related to the acquisition of Levity and $22 million related to the acquisition of RLJE partially offset by the unfavorable impact of foreign currency translation at the Company’s international programming networks.

First quarter operating income and adjusted operating income reflected the increase in revenues partially offset by an increase in operating expenses. Operating income also reflected an increase in depreciation and amortization and restructuring expense.

Other Matters

Stock Repurchase Program

As previously disclosed, the Company’s Board of Directors authorized a program to repurchase up to $1.5 billion of its outstanding shares of common stock. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the first quarter, the Company repurchased approximately 18,000 shares for $1 million. As of April 26, 2019, the Company had $558 million available under its stock repurchase authorization.

RLJ Entertainment, Inc.

As previously disclosed, on October 1, 2018, the Company exercised certain warrants in RLJ Entertainment, Inc. (“RLJE”) and was issued shares in RLJE in exchange for the cancellation of certain debt owed to the Company by RLJE. As a result of the warrant exercises, the Company obtained a 51% controlling interest in RLJE. In addition, on October 31, 2018, the Company closed on its agreement to acquire all of the outstanding shares of RLJE not currently owned by the Company or entities affiliated with Robert L. Johnson for a purchase price of approximately $59 million. As a result of these transactions, RLJE became a privately-owned subsidiary of AMC Networks, with a 17% minority stake held by Robert L. Johnson. During the first quarter, the Company recorded net revenues, operating loss and AOI of $22 million, $3 million and $0 million, respectively, related to RLJE.

Levity Entertainment Group

As previously disclosed, on April 20, 2018, the Company acquired a majority ownership interest in Levity Entertainment Group LLC (“Levity”), a media company that owns and operates comedy venues, operates a talent management business and produces original content for distribution on multiple platforms, including live, digital and linear television. During the first quarter, the Company recorded net revenues, operating income and AOI of $43 million, $2 million and $4 million, respectively, related to Levity.

Adjusted Operating Income

As previously disclosed, in connection with the acquisition of RLJE, the Company acquired RLJE’s 64% interest in Agatha Christie Limited (“ACL”), which manages the intellectual property and publishing rights based on the author’s works. The Company records its interest in ACL under the equity method as a component of Miscellaneous,

Net. As a result of the RLJE acquisition, the Company modified its definition of Adjusted Operating Income to include majority owned (>50%) equity investees. For the first quarter, the Company recorded adjusted operating income of $2 million related to ACL.

Please see the Company’s Form 10-Q for the period ended March 31, 2019 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of businesses), restructuring expense or credit, and the Company’s proportionate share of adjusted operating income (loss) from greater than 50% owned equity method investees. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income (Loss) measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of Adjusted Operating Income (Loss) to operating income (loss), please see page 7 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and related charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets; restructuring expense; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of Adjusted EPS to earnings per diluted share, please see page 9 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its first quarter 2019 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 7633969.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; Levity Entertainment Group, the Company’s production services and comedy venues business; RLJ Entertainment, a content distribution company that also includes the subscription streaming services Acorn TV and Urban Movie Channel; and the Company’s wholly-owned subscription streaming services, Shudder and Sundance Now. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues, net	$784,221	$740,823
Operating expenses:
Technical and operating (excluding depreciation and amortization)	340,148	320,365
Selling, general and administrative	172,512	166,449
Depreciation and amortization	24,056	20,354
Restructuring expense	2,642	—
	539,358	507,168
Operating income	244,863	233,655
Other income (expense):
Interest expense	(39,645)	(38,205)
Interest income	4,200	5,019
Miscellaneous, net	(12,785)	16,946
	(48,230)	(16,240)
Income from operations before income taxes	196,633	217,415
Income tax expense	(46,476)	(56,879)
Net income including noncontrolling interests	150,157	160,536
Net income attributable to noncontrolling interests	(6,760)	(3,666)
Net income attributable to AMC Networks’ stockholders	$143,397	$156,870

Net income per share attributable to AMC Networks’ stockholders:
Basic	$2.53	$2.57
Diluted	$2.48	$2.54

Weighted average common shares:
Basic	56,588	60,967
Diluted	57,725	61,719

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31, 2019
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$251,502	$(13,748)	$7,109	$244,863
Share-based compensation expense	16,269	3,630	—	19,899
Restructuring expense (credit)	303	3,035	(696)	2,642
Depreciation and amortization	8,612	15,444	—	24,056
Majority owned equity investees	—	1,580	—	1,580
Adjusted operating income (loss)	$276,686	$9,941	$6,413	$293,040

	Three Months Ended March 31, 2018
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$249,852	$(16,814)	$617	$233,655
Share-based compensation expense	12,527	2,792	—	15,319
Restructuring expense (credit)	—	—	—	—
Depreciation and amortization	8,495	11,859	—	20,354
Majority owned equity investees	—	—	—	—
Adjusted operating income (loss)	$270,874	$(2,163)	$617	$269,328

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	March 31, 2019
Cash and cash equivalents	$683,682
Credit facility debt (a)	$750,000
Senior notes (a)	2,400,000
Other debt	2,000
Total debt	$3,152,000

Net debt	$2,468,318

Finance leases	25,056
Net debt and finance leases	$2,493,374

Twelve Months Ended March 31, 2019
Operating Income (GAAP)	$738,117
Share-based compensation expense	65,559
Restructuring expense	48,489
Impairment and related charges	4,486
Depreciation and amortization	94,983
Majority owned equity investees	$4,623
Adjusted Operating Income (Non-GAAP)	$956,257

Leverage ratio (b)	2.6 x

(a)	Represents the aggregate principal amount of the debt.

(b)
Represents net debt and finance leases divided by Adjusted Operating Income for the twelve months ended March 31, 2019. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned.

Free Cash Flow	Three Months Ended March 31,
	2019	2018
Net cash provided by operating activities	$171,687	$116,972
Less: capital expenditures	(22,053)	(11,942)
Less: distributions to noncontrolling interests	(5,629)	(1,435)
Free cash flow	$144,005	$103,595

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands, except per share amounts)
(Unaudited)

Adjusted Earnings Per Diluted Share
	Three Months Ended March 31, 2019
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$196,633	$(46,476)	$(6,760)	$143,397	$2.48
Adjustments:
Amortization of acquisition-related intangible assets	10,255	(1,861)	(1,507)	6,887	0.12
Restructuring expense	2,642	(399)	(77)	2,166	0.04
Adjusted Results (Non-GAAP)	$209,530	$(48,736)	$(8,344)	$152,450	$2.64

	Three Months Ended March 31, 2018
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$217,415	$(56,879)	$(3,666)	$156,870	$2.54
Adjustments:
Amortization of acquisition-related intangible assets	9,331	(1,773)	(970)	6,588	0.11
Restructuring expense	—	—	—	—	—
Adjusted Results (Non-GAAP)	$226,746	$(58,652)	$(4,636)	$163,458	$2.65